Exhibit 99.1

601 Jefferson St. •    Houston, Texas  77002
Phone  713.753.3011  •  Fax  713.753.5353

FOR IMMEDIATE RELEASE                                         Contact:                  Zac Nagle
July 25, 2012                                                                                                        Vice President,
Investor Relations and Communications
713-753-5082

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082

KBR ANNOUNCES EARNINGS PER DILUTED SHARE
OF $0.70 FOR SECOND QUARTER 2012

▪	2012 earnings guidance updated to $2.60 to $2.80 per diluted share

▪	Revenue up 2% and job income up 4% year-over-year, excluding LogCAP

▪	Job income margins improved 85 basis points year-over-year

▪	Strong backlog of $15.2 billion, up 27% year-over-year

HOUSTON, Texas – KBR (NYSE:KBR) announced today that second quarter 2012 net income attributable to KBR was $104 million, or $0.70 per diluted share, compared to net income attributable to KBR of $100 million, or $0.65 per diluted share, in the second quarter of 2011.

Consolidated revenue in the second quarter 2012 was $2.1 billion compared to $2.5 billion in the second quarter of 2011. Operating income in the second quarter 2012 was $129 million compared to $169 million in the prior year second quarter.

“I am pleased with KBR’s second quarter 2012 performance, as the company delivered earnings of $0.70 per share, led by particularly strong Hydrocarbons’ results,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “During the second quarter, KBR delivered strong project execution and recognized better than expected project incentives, cost recoveries, and construction progress that allowed us to reduce estimates to complete for several projects in construction. As we look towards the back half of 2012, we believe KBR is well positioned to continue to execute and deliver strong business performance as well as capture new market opportunities. As a result, we are confident in our revised 2012 earnings guidance range of $2.60 to $2.80 per diluted share.”

Business Discussion (All comparisons are second quarter 2012 versus second quarter 2011, unless otherwise noted).

Hydrocarbons Results

Hydrocarbons revenue was $1.1 billion, up $22 million, or 2%. Hydrocarbons job income was $164 million, up $19 million, or 13%.

•
Gas Monetization job income was $94 million, up $18 million, or 24%, primarily related to a reduction in forecast cost estimates on an LNG project nearing completion, as well as incremental progress on other LNG projects. Partially offsetting this increase was lower work volumes on GTL projects nearing completion.

•
Oil and Gas job income was $38 million, up $8 million, or 27%, primarily related to higher work volumes on the Quad 204 detailed design and Shah Deniz FEED projects, as well as GVA license fees of $8 million for several semi-submersible hulls which were booked in the quarter. Partially offsetting the increase was the completion or near completion of several projects, including the CLOV floating production, storage, and offloading vessel and Kashagan projects.

•
Downstream job income was $13 million, down $8 million, or 38%, primarily related to lower volumes on projects in the Middle East and the completion of engineering on a refinery project in Africa. Partially offsetting the decrease was increased profits from projects in the United States and the KBR-AMCDE entity in Saudi Arabia.

•
Technology job income was $19 million, up $1 million, or 6%, primarily related to several license and engineering projects in Russia, China and the United States. Partially offsetting the increase was the completion of engineering services on an ammonia project in Brazil and a phenol project in South Korea.

Infrastructure, Government and Power (IGP) Results

IGP revenue was $491 million, down $399 million, or 45%. IGP job income was $63 million, down $48 million, or 43%.

•
North American Government and Logistics (NAGL) job income was $5 million, down $46 million, or 90%, primarily related to the completion of operations under the LogCAP III contract in Iraq and the non-cash charge of $28 million related to the Tamimi Global Company, Ltd. judgment, which was announced in a Form 8-K filing in May, 2012. Partially offsetting the decrease was a $10 million gain related to higher cost recoveries for previous work on the LogCAP III contract and income related to the LogCAP IV contract.

•
International Government, Defence and Support Services (IGDSS) job income was $26 million, down $7 million, or 21%, primarily related to lower contributions on the Allenby & Connaught project and lower activity on the Afghanistan ISP project. Partially offsetting the decrease was income related to mining field camp work in Africa and a NATO contract in Afghanistan.

•	Infrastructure job income was $16 million, up $3 million, or 23%, primarily related to higher activity on several projects in the Middle East and Australia.

•
Power and Industrial (P&I) job income was $10 million, up $2 million, or 25%, primarily related to increased activity on coal gasification and industrial projects. Partially offsetting the increase was lower work volume from the completion of a waste-to-energy refurbishment project.

•	Minerals job income was $6 million, flat with the prior year.

Services Results

Services revenue was $425 million, down $20 million, or 4%. Services job income was $29 million, down $2 million, or 6%, primarily related to lower work volumes on Building Group and Industrial Services’ projects. Partially offsetting the decrease was increased activity on several projects in U.S. Construction, as well as our Mexican joint venture.

Ventures Results

Ventures job income was $10 million, down $2 million, or 17%, primarily related to lower volumes and ammonia prices at the EBIC ammonia plant in Egypt.

Corporate

Corporate general and administrative expense was $52 million, down $6 million, or 10%, primarily related to the company’s continued focus on prudent cost management.

Total cash provided by operating activities in the second quarter of 2012 was $52 million.

The effective tax rate for the second quarter 2012 was approximately 14%, primarily due to favorable tax rate differentials on foreign earnings, statute expirations on domestic tax matters and the true-up of other tax positions.

During the second quarter of 2012, KBR had share repurchases of $18 million, capital expenditures of $17 million, pension contributions of $7 million, and quarterly dividend payments of $8 million for total cash deployment of $50 million.

Updated Full Year 2012 Guidance

▪	GAAP earnings per diluted share range now $2.60 to $2.80 (previously $2.45 to $2.80)

▪	Corporate general and administrative expense of approximately $230 million (previous range of $240 million to $250 million)

▪	Effective tax rate of approximately 21% (previous guidance of mid 20% range)

▪	LogCAP revenue between $375 million and $450 million (previous range of $300 million to $500 million)

Significant Achievements and Awards

▪
KBR announced that it will provide an integrated technology, engineering, procurement and construction support solution for Uz-Kor Gas Chemical’s flexible feed, 400,000 metric ton per year ethylene plant in the Ustyurt region of Uzbekistan, the first ethylene plant based on KBR’s license in Uzbekistan. KBR will deliver the basic engineering package, SCORE™ technology license, operator training, start-up services and in-country construction assistance. KBR will also provide detailed engineering and design for the furnace section of the ethylene plant and supply equipment related to the ethylene furnace.

▪
KBR announced Kincaid Generation LLC, a subsidiary of Dominion Resources, Inc., awarded the KBR Power & Industrial Group a contract to provide engineering, procurement, and construction services for a dry sorbent injection system to reduce sulfur dioxide emissions at its Kincaid Power Station.

▪
KBR announced it was awarded a contract for engineering and procurement services for DuPont’s first cellulosic ethanol plant in Nevada, Iowa. KBR will provide front-end engineering, detailed engineering and procurement services to DuPont’s Industrial Biosciences Group for this first-of-a-kind plant to be constructed in the Midwest United States. Ground breaking is scheduled for the second half of 2012 with a 12-18 month construction period.

▪
KBR was awarded a general works contract for the construction of a 200 million standard cubic feet per day sweet natural gas processing plant near Fort St. John, British Columbia, Canada. KBR’s Canadian subsidiary, KBR Wabi, will execute all mechanical, structural, architectural, concrete, electrical, and instrument works for the project which will monetize recent shale gas discoveries.

▪
KBR was selected as Höegh’s preferred engineer to execute pre-FEED studies for two of its projects off the coast of Israel and offshore Australia. KBR will provide the pre-FEED study for the King liquefied natural gas-floating production storage and offloading (LNG-FPSO) facility currently being evaluated for Noble Energy's giant Tamar gas field off the coast of Israel. Höegh LNG awarded KBR a second FLNG pre-FEED study for an unnamed project offshore Australia.

▪	KBR announced that KBR Building Group has been awarded a contract by CTL Packaging, USA, to construct a new 160,000-square-foot precast industrial manufacturing facility in Dallas, North Carolina.

▪
KBR announced that KBR Building Group was awarded a contract by LCOR, a leading real estate development company, to provide construction services for Aurora, a luxury high-rise residential project in North Bethesda, Maryland.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 22, 2012, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

Six Months Ended June 30, 2012		Six Months Ended June 30, 2011	
Revenue:				
Hydrocarbons	$	2,238	$	2,147
Infrastructure, Government and Power		1,009		1,745
Services		773		842
Ventures		29		34
Other		14		10
Total revenue		4,063		4,778
Business group income:				
Hydrocarbons		236		220
Infrastructure, Government and Power		67		133
Services		28		28
Ventures		17		22
Other		5		3
Total business group income		353		406
Unallocated costs:				
Labor cost absorption		(5)		9
General and administrative		(107)		(102)
Operating income		241		313
Interest expense, net		(4)		(10)
Foreign currency gains, net		2		3
Other non-operating expense		(1)		(1)
Income before income taxes and noncontrolling interests		238		305
Provision for income taxes		(28)		(61)
Net income		210		244
Net income attributable to noncontrolling interests		(15)		(39)
Net income attributable to KBR	$	195	$	205
Net income attributable to KBR per share:				
Basic	$	1.31	$	1.35
Diluted		1.31		1.34
Basic weighted average shares outstanding		148		151
Diluted weighted average shares outstanding		149		152
Cash dividends declared per share	$	0.10	$	0.10

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions) (Unaudited)

June 30, 2012	December 31, 2011
Assets		
Current assets:		
Cash and equivalents	$ 824	$ 966
Receivables:		
Accounts receivable, net of allowance for bad debts of $13 and $24	1,155	1,227
Unbilled receivables on uncompleted contracts	710	435
Total receivables	1,865	1,662
Deferred income taxes	277	297
Other current assets	480	517
Total current assets	3,446	3,442
Property, plant and equipment, net of accumulated depreciation of $329 and $364	368	384
Goodwill	955	951
Intangible assets, net	105	113
Equity in and advances to related companies	222	190
Noncurrent deferred income taxes	123	128
Noncurrent unbilled receivables on uncompleted contracts	312	313
Other noncurrent assets	164	152
Total assets	$ 5,695	$ 5,673
Liabilities and Shareholders' Equity		
Current liabilities:		
Accounts payable	$ 806	$ 761
Due to former parent, net	52	53
Advanced billings on uncompleted contracts	501	626
Reserve from estimated losses on uncompleted contracts	15	22
Employee compensation and benefits	196	226
Current non-recourse project-finance debt of a variable interest entity	10	10
Other current liabilities	598	586
Total current liabilities	2,178	2,284
Noncurrent employee compensation and benefits	440	470
Noncurrent non-recourse project-finance debt of a variable interest entity	83	88
Other noncurrent liabilities	158	177
Noncurrent income tax payable	123	141
Noncurrent deferred tax liability	92	71
Total liabilities	3,074	3,231
KBR shareholders' equity		
Preferred stock	-	-
Common stock	-	-
Paid-in-capital in excess of par	2,021	2,005
Accumulated other comprehensive loss	(550)	(548)
Retained earnings	1,787	1,607
Treasury stock	(593)	(569)
Total KBR shareholders' equity	2,665	2,495
Noncontrolling interests	(44)	(53)
Total shareholders' equity	2,621	2,442
Total liabilities and shareholders' equity	$ 5,695	$ 5,673

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)(Unaudited)

Revenue:	Three Months Ended June 30, 2012	June 30, 2011	March 31, 2012
Hydrocarbons:			
Gas Monetization	$ 809	$ 780	$ 805
Oil and Gas	135	134	121
Downstream	131	146	141
Technology	47	40	49
Total Hydrocarbons	1,122	1,100	1,116
Infrastructure, Government and Power			
North American Government and Logistics	173	598	209
International Government, Defence and Support Services	93	98	98
Infrastructure	68	62	64
Minerals	62	69	63
Power and Industrial	95	63	84
Total Infrastructure, Government and Power	491	890	518
Services	425	445	348
Ventures	15	17	14
Other	9	5	5
Total revenue	$ 2,062	$ 2,457	$ 2,001
Business group income:			
Hydrocarbons:			
Gas Monetization	$ 94	$ 76	$ 79
Oil and Gas	38	30	23
Downstream	13	21	14
Technology	19	18	20
Total job income	164	145	136
Divisional overhead	(33)	(24)	(31)
Total Hydrocarbons	131	121	105
Infrastructure, Government and Power:			
North American Government and Logistics	5	51	15
International Government, Defence and Support Services	26	33	36
Infrastructure	16	13	15
Minerals	6	6	(1)
Power and Industrial	10	8	10
Total job income	63	111	75
Gain on sales of assets	-	-	2
Divisional overhead	(35)	(39)	(38)
Total Infrastructure, Government and Power	28	72	39
Services:			
Job income	29	31	28
Divisional overhead	(13)	(16)	(16)
Total Services	16	15	12
Ventures:			
Job income	10	12	8
Gain on sales of assets	-	1	-
Divisional overhead	-	(1)	(1)
Total Ventures	10	12	7
Other:			
Job income	5	3	4
Gain (loss) on sales of assets	(2)	-	2
Divisional overhead	(1)	(2)	(3)
Total Other	2	1	3
Total business group income	$ 187	$ 221	$ 166

  KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)(Unaudited)

KBR, Inc.: Backlog Information (a)
(Millions) (Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s estimated revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $5.6 billion, $5.8 billion and $1.7 billion at June 30, 2012, March 31, 2012, and December 31, 2011, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $2.9 billion, $3.2 billion and $3.4 billion at June 30, 2012, March 31, 2012, and December 31, 2011, respectively.

As of June 30, 2012, 40% of our backlog was attributable to fixed-price contracts and 60% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of June 30, 2012, March 31, 2012, and December 31, 2011.

(b)	Backlog attributable to unfunded government orders was $0.1 billion, $0.2 billion and $0.4 billion as of June 30, 2012, March 31, 2012, and December 31, 2011, respectively.

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